 Exhibit 11.1

                          NEWFIELD EXPLORATION COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE
         (In thousands of dollars, except share and per share amounts)


                                Three Months Ended        Six Months Ended
                                     June 30,                June 30,
                                 1996        1995         1996       1995
                              ----------  ----------   ---------- ----------
Net income for earnings
      per share               $   7,949   $   4,417    $  15,878  $   7,820
                              =========   =========    =========  =========
Earnings per share            $    0.43   $    0.24    $    0.86  $    0.44
                              =========   =========    =========  =========

Calculation of weighted
     average shares
     outstanding:

     Common stock,
     weighted average         17,422,523  16,913,650  17,341,308  16,795,591
     Common stock
     equivalents               1,239,000   1,185,511   1,161,852   1,115,450
                              ----------- ----------- ----------- ------------
     Total common stock
     and equivalents
     outstanding for
     earnings per share       18,661,523  18,099,161  18,503,160  17,911,041
                              ==========  ==========  ==========  ==========